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                                                            EXHIBIT 99.1

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                                 NEWS RELEASE

                                 March 16,2000

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                            KANKAKEE BANCORP, INC.
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          310 South Schuyler Avenue
          P.O. Box 3                                  (815) 937-4440
          Kankakee, IL 60901-0003                 Fax (815) 937-3674

For more information contact:
          William Cheffer, Chairman, President and CEO     For immediate release
          Michael A. Stanfa, Executive Vice President
          Ronald J. Walters, Vice President and Treasurer

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               KANKAKEE BANCORP, INC. ANNOUNCES NEW BOARD MEMBER
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     Kankakee, Illinois ... (March 16, 2000) Kankakee Bancorp, Inc. (AMEX:KNK),
announced that on March 14, 2000, Brenda Baird, president and CEO of Mobile Communications (Bourbonnais, Illinois), has joined its board of directors. In addition, she became a member of the Kankakee Federal Savings Bank board of directors. A Kankakee County native, Mrs. Baird fills the vacancy created by the unexpected death of James G. Schneider on February 15, 2000.

     Mrs. Baird has served as president and CEO of the local wireless communications company since its establishment in 1993. Professionally, she has actively served on the Ameritech Cellular Dealer Council, the Illinois Department of Commerce and Community Affairs Small Business 100 Advisory Board and the National Independent Dealers Association. Mrs. Baird was the recipient of the Kankakee River Valley Chamber of Commerce's Athena Award in 1999, given to individuals who demonstrate outstanding creativity and initiative in their business and excel in community service. She also was the recipient of the nationally acclaimed Sam Walton Business Leadership Award in 1998.

     As a community leader, Mrs. Baird served as the first female chairman of the Kankakee River Valley Chamber of Commerce, and chaired the 1999 United Way of Kankakee County annual fund drive. Currently, she is the chairperson for the Kankakee Industrial Council. Additionally, Mrs. Baird also serves on the Kankakee River Valley Foundation, the Kankakee County Economic Development Council and the Kankakee County Workforce Investment Board.
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She also is a member of the Kankakee Kiwanis Club.

     Mrs. Baird was born and raised in St. Anne, Illinois and attended Kankakee Community College. She and her husband, Thomas, have four children, and currently reside in Limestone Township.

   Kankakee Bancorp, Inc., and Kankakee Federal Savings Bank, are headquartered in Kankakee, Illinois, which is 60 miles directly south of downtown Chicago. In addition to its main office, the Bank operates fourteen offices in the following Illinois communities: Ashkum, Bourbonnais, Bradley, Braidwood, Champaign, Coal City (2), Diamond, Dwight, Herscher, Hoopeston, Manteno, Momence and Urbana.

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